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                                                                     EXHIBIT 3.5


                             ARTICLES OF AMENDMENT
                                       OF
                            SUNHAWK.COM CORPORATION

     Pursuant to RCW 23B.10.060, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

     FIRST: The Articles of Incorporation are hereby amended as follows:

                                   Article II

                                 Capital Stock

     The total number of shares of common stock, no par value, which the Corporation shall have authority to issue, is 30,000,000 shares which shall be the same class.

     The Corporation's ability to issue preferred stock shall be reinstated and the total number of shares of preferred stock which the Corporation shall have the authority to issue is 10,000,000. The rights and preferences of the preferred stock shall be determined at the time of issuance.

     SECOND: The amendment does not provide for an exchange, reclassification, or cancellation of issued shares.

     THIRD: The foregoing amendment was adopted by the Board of Directors of the Corporation on December 22, 1999, and by the shareholders of the Corporation on January 11, 2000 in accordance with RCW 23B.10.030 and RCW 23B.10.040.

     Dated: January 12, 2000


                                             Sunhawk.com Corporation,
                                             a Washington corporation


                                             By: /s/ Tricia Parks-Holbrook
                                                 --------------------------
                                             Title: CFO

                                                  Tricia Parks-Holbrook
                                                  Chief Financial Officer